Exhibit 99.1

IMMEDIATE RELEASE CONTACTS: Brent Larson, Vice President / CFO 614 822.2330	February 10, 2009 Lee Stern, The Trout Group 646.378.2922

NEOPROBE HIRES V.P. OF PHARMACEUTICAL RESEARCH & CLINICAL DEVELOPMENT
Frederick O. Cope, Ph.D. to Join Neoprobe Executive Team
DUBLIN, OHIO — February 10, 2009 — Neoprobe Corporation (OTCBB: NEOP), a diversified developer of innovative oncology and cardiovascular surgical and diagnostic products, announced today that Frederick O. Cope, Ph.D. will be joining Neoprobe Corporation as its Vice President of Pharmaceutical Research and Clinical Development.
Dr. Cope has most recently served as the Assistant Director for Research and Head of Program Research Development for The Ohio State University Comprehensive Cancer Center, The James Cancer Hospital and The Richard J. Solove Research Institute. Dr. Cope also served for a number of years as the Ernest W. Volwiler Fellow and Head, Cancer and AIDS Research Effort for Abbot Laboratories-Ross Division. Dr. Cope is active in a number of professional and scientific organizations such as serving as a current Ad Hoc Candidate of the FDA Scientific Advisory Panel, a member of Emory University’s Informatics Advisory Board, and as a full member of the American Society of Clinical Oncology. Dr. Cope received his BSc from the Delaware Valley College of Science and Agriculture, his MS from Millersville University of Pennsylvania and his Ph.D. from the University of Connecticut.
David Bupp, Neoprobe’s President and CEO, said, “Neoprobe is very pleased to have someone with Dr. Cope’s pharmaceutical development, clinical and regulatory experience join our management team. Fred is joining us at an exciting point in our corporate development as we work through the pivotal clinical trials and prepare for the regulatory submissions to support marketing clearance for Lymphoseek® and as we make visible progress in reinvigorating our development activities related to RIGScan® CR. We look forward to his contributions to our team and to the success of Neoprobe Corporation.”
Fred Cope, Neoprobe’s Vice President of Pharmaceutical Research and Clinical Development, said, “I look forward to becoming part of the Neoprobe team and to the approval of the initial applications of Lymphoseek. This successful program will provide a unique and remarkably valuable tool for the benefit of patients, and I believe, set a new standard in intra-operative diagnosis. I look forward to contributing to the Lymphoseek program and supporting Neoprobe’s other development initiatives.”
Lymphoseek is a proprietary radioactive tracing agent being developed for use in connection with gamma detection devices in a surgical procedure known as Intraoperative Lymphatic Mapping (ILM). A Phase 3 multi-center clinical trial for Lymphoseek in patients with breast cancer or melanoma is underway and a protocol for a second Phase 3 clinical study to evaluate the efficacy of Lymphoseek as a sentinel lymph node tracing agent in patients with head and neck squamous cell carcinoma has been submitted to the U.S. Food and Drug Administration and the European Medicines Agency.
About Neoprobe
Neoprobe is a biomedical company focused on enhancing patient care and improving patient outcome by meeting the critical intraoperative diagnostic information needs of physicians and therapeutic treatment needs of patients. Neoprobe currently markets the neoprobe® GDS line of gamma detection systems that are widely used by cancer surgeons and is commercializing the Quantix® line of blood flow measurement products developed by its subsidiary, Cardiosonix Ltd. In addition, Neoprobe holds significant interests in the development of related biomedical systems and radiopharmaceutical agents including Lymphoseek® and RIGScan® CR. Neoprobe’s subsidiary, Cira Biosciences, Inc., is also advancing a patient-specific cellular therapy technology platform called ACT. Neoprobe’s strategy is to deliver superior growth and shareholder return by maximizing its strong position in gamma detection technologies and diversifying into new, synergistic biomedical markets through continued investment and selective acquisitions. www.neoprobe.com